UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2015

SPENDSMART NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

805 Aerovista Place, Suite 205 San Luis Obispo, CA	93401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 497-6081

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 26, 2015 (the “Effective Date”), William Hernandez-Ellsworth resigned from his position as President of SpendSmart Networks, Inc. (the “Company”). Mr. Hernandez-Ellsworth’s departure from his position as President was not the result of any disagreements with the Company.

In conjunction with Mr. Hernandez-Ellsworth’s resignation, on January 29, 2015 the Company entered into an Agreement with Mr. Hernandez-Ellsworth (the “Agreement”). Pursuant to the Agreement, and in conjunction with the closing of the Company’s card business, Mr. Hernandez-Ellsworth shall remain employed by the Company, on an as needed basis, for a one year term commencing on the Effective Date and shall be paid an annual salary of $120,000. Additionally, Mr. Hernandez-Ellsworth will: (i) be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to employees of the Company; (ii) shall have 50,000 unvested shares of Non-Qualified Stock Options issued on March 19, 2014, and 112,500 unvested shares of Incentive Stock Options issued on March 21, 2014 (the “Incentive Stock Option”), become fully vested; and (iii) the provisions in Mr. Hernandez-Ellsworth Incentive Option that requires he exercise all vested and unexercised options within ninety (90) days of his departure from the Company shall be deleted and shall no longer apply. The Agreement also contains customary confidentiality and non-solicitation provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPENDSMART NETWORKS, INC.

Dated: January 30, 2015	By:	/s/ Alex Minicucci
Alex Minicucci
Chief Executive Officer